Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2014 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

REDWOOD CITY, Calif. – August 7, 2014 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and year ended June 30, 2014. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“During fiscal 2014, we laid the foundation for a successful commercial organization, securing 510(k) clearance for our MicroCutter® XCHANGE 30 in the United States, staffing a sales force and refining the manufacturing process designed to ensure we have the best possible product available for our customers,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “Moving into fiscal 2015, we are working with surgeons and their hospitals to bring this innovative surgical stapler into the operating room to facilitate less invasive surgical procedures as well as cases where stapling was either not a viable option or typically not done due to the size of the conventional surgical staplers.”

Dr. Hausen continued, “The most common response we hear from surgeons is that they’ve been waiting for a five millimeter stapler for many years and clearly they see how this product will enable them to refine their procedures to be even less invasive and improve patient recovery while reducing the trauma of surgery.”

Recent Highlights and Accomplishments:

●	The MicroCutter XCHANGE 30 continues to be used in remarkable procedures including:
o	Juan-Carlos Verdeja, M.D., F.A.C.S., completed a laparoscopic appendectomy procedure at South Miami Hospital in Florida with virtually no perceptible scar.
o

A leading pediatric surgeon at a world-renowned academic medical center performed a natural orifice transluminal endoscopic surgery (NOTES) procedure where he used the MicroCutter to dissect and resect scar tissue blocking the intestine of a pediatric patient, saving the patient a full surgery and weeks of having an ileostomy bag to collect intestinal content outside his body while an open surgical site healed.

●	The MicroCutter XCHANGE 30 was featured as part of the Endosurgical Simulation Course at the 45th Annual Meeting of the American Pediatric Surgical Association (APSA) in Phoenix, Arizona;
●

Dr. Stefanos Demertzis, associate professor at the University of Berne, Switzerland and senior staff cardiac surgeon and deputy head of the department of cardiac surgery at the Cardiocentro Ticino Lugano, completed a study that demonstrated that there was no difference in the chronic healing response between the innovative D-shaped staple design of the MicroCutter XCHANGE 30 and the B-shaped staple design used in conventional 12-millimeter surgical staplers;

●	As of June 30, 2014, secured approval from 38 U.S. hospital VACs who have approved use of the MicroCutter XCHANGE 30 for product evaluation or have purchased the MicroCutter XCHANGE 30;
●	Hired a sales director to oversee sales in Germany;
●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 37,000 units, with 1,062 units shipped in the fiscal 2014 fourth quarter;
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to 14,300 units, with 118 units shipped in the fiscal 2014 fourth quarter; and
●

Raised $44.5 million in net proceeds from an underwritten public offering of 37,375,000 shares of Cardica’s common stock, offered at a price of $0.85 per share, and 191,474 shares of Series A convertible preferred stock, at a price of $85.00 per share.

Fiscal 2014 Fourth Quarter and Full Year Ended June 30, 2014 Financial Results

Total product sales were approximately $1.0 million for the fiscal 2014 fourth quarter compared to $0.8 million for the fiscal 2013 fourth quarter. MicroCutter product sales were approximately $300,000 in the quarter compared to approximately $77,000 in the comparable quarter last year. Total net revenue was approximately $1.0 million for the fiscal 2014 fourth quarter compared to $0.9 million for the fiscal 2013 fourth quarter.

Cost of product sales was approximately $1.3 million for the fiscal 2014 fourth quarter compared to approximately $0.9 million for the fiscal 2013 fourth quarter. Research and development expenses were approximately $1.8 million for the fiscal 2014 fourth quarter compared to $2.3 million in the same period of fiscal 2013. Selling, general and administrative expenses were $2.4 million for the fiscal 2014 fourth quarter compared to $1.4 million for the same period of fiscal 2013.

The net loss before the deemed preferred stock dividend for the fiscal 2014 fourth quarter was approximately $4.7 million, or $0.06 per share. GAAP results include a deemed (non-cash) preferred stock dividend of $1.9 million, representing a beneficial conversion charge due to the difference between the common stock price and conversion price on the closing date of the Company’s recently completed public offering, resulting in a net loss allocable to common stockholders of $6.6 million, or $0.08 per share. Net loss to common stockholders for the fiscal 2013 fourth quarter was approximately $3.9 million, or $0.08 per share.

Total net revenue was approximately $3.6 million for year ended June 30, 2014 compared to $3.5 million for the year ended June 30, 2013. Total operating costs and expenses for the year ended June 30, 2014, were approximately $20.1 million compared to $19.2 million for the year ended June 30, 2013. Net loss for fiscal 2014 was approximately $17.0 million. Net loss allocable to common stockholders after taking into account the $1.9 million deemed dividend was $18.9 million, or a loss of $0.32 per share, compared to a net loss of $16.1 million, or $0.40 per share for fiscal 2013.

Cash, cash equivalents and short term investments as of June 30, 2014, were approximately $42.8 million compared with $2.9 million at March 31, 2014. As of June 30, 2014, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-953-6859 from the United States and Canada or 617-399-3483 internationally. The conference ID is 25697752. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through August 14, 2014, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 64477967.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and is marketed for a wide range of surgical procedures in Europe. Cardica is developing the Cardica® MicroCutter XCHANGE® 45, a cartridge-based microcutter device that is being designed with an eight-millimeter shaft to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 45 product requires 510(k) clearance and CE Mark and is not yet commercially available in the U.S. or internationally. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 52,000 units throughout the world.

Forward-Looking Statements

The statements in this press release regarding Cardica’s plans for working with physicians and hospitals in 2015 and the benefits that Cardica believes physicians and patients will receive from the use of the MicroCutter XCHANGE 30 and cartridges are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that prospective customers may not perceive the benefits of the XCHANGE 30 to be sufficient to warrant its purchase; that prospective customers may be constrained by pricing pressures or purchasing requirements in the hospitals and facilities in which they work, which could prevent them from purchasing the XCHANGE 30; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, under the caption “Risk Factors,” filed on May 7, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue
Product sales, net	$1,008	$771	$3,505	$3,093
License and development revenue	-	84	41	336
Royalty revenue	17	17	69	70
Total	1,025	872	3,615	3,499

Operating costs and expenses
Cost of product sales	1,347	915	4,770	3,604
Research and development	1,813	2,297	6,883	9,145
Selling, general and administrative	2,413	1,370	8,463	6,410
Total operating costs and expenses	5,573	4,582	20,116	19,159

Loss from operations	(4,548)	(3,710)	(16,501)	(15,660)
Interest and other income, net	3	(31)	39	(20)
Interest expense	(131)	(118)	(504)	(457)
Net loss	$(4,676)	$(3,859)	$(16,966)	$(16,137)
Preferred stock deemed dividend	(1,915)	-	(1,915)	-
Net loss allocable to common stockholders	$(6,591)	$(3,859)	$(18,881)	$(16,137)

Basic and diluted net loss per share allocable to common stockholders	$(0.08)	$(0.08)	$(0.32)	$(0.40)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	79,590	51,060	58,395	40,842

Balance Sheets
(amounts in thousands)

	June 30,	June 30,
	2014	2013
Assets	(unaudited)
Cash, cash equivalents and investments	$42,796	$12,395
Accounts receivable	706	391
Inventories	1,086	1,457
Other assets	2,989	3,518
Total assets	$47,577	$17,761

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,287	$1,945
Deferred revenue	2,013	2,054
Long term debt	3,092	2,788
Total stockholders' equity	40,185	10,974
Total liabilities and stockholders' equity	$47,577	$17,761